EXHIBIT 23.3

Consent of Hacker, Johnson & Smith PA

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2003 with respect to the consolidated financial statements of Horizon Financial Corp. at December 31, 2002 and 2001 and for the years then ended included in the Registration Statement (Form S-4 No. 333-112433) and related Prospectus of Bancshares of Florida for the registration of 844,793 shares of its common stock.

/s/ Hacker, Johnson & Smith PA

/s/ HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

January 30, 2004